Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-68163 of Clark, Inc. on Form S-8, in Registration Statement No. 333-68982 of Clark, Inc. on Form S-8, in Registration Statement No. 333-46104 of Clark, Inc. on Form S-3, in Registration Statement No. 333-106538 on Form S-8 and in Registration Statement No. 333-72232 of Clark, Inc. on Form S-3 of our report dated March 2, 2005, relating to the financial statements of Clark, Inc. as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 appearing in the Annual Report on Form 10-K of Clark, Inc. for the year ended December 31, 2005.

/s/ Deloitte and Touche LLP
Chicago, Illinois

February 27, 2006